Exhibit 8.1

LIST OF SUBSIDIARIES AND ASSOCIATES

Australia	Mission NewEnergy Limited Head Office Unit B9, 431 Roberts Rd, Subiaco, Western Australia, 6008, Australia.

Malaysia	Mission Biofuels Sdn Bhd A5-10, Empire Tower, SS 16/1, 47500 Subang Jaya, Selangor Malaysia	M2 Capital Sdn Bhd A5-10, Empire Tower, SS 16/1, 47500 Subang Jaya, Selangor Malaysia

FGV Green Energy Sdn Bhd Level 45, Menara Felda, Platinum Park No. 11, Persiaran KLCC 50088 Kuala Lumpur